EXHIBIT 99.1

Akorn Appoints Robert Monahan as Senior Vice President of Corporate Development

LAKE FOREST, Ill., Aug. 18, 2016 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX), a leading specialty generic pharmaceutical company, today announced that Rob Monahan has recently joined Akorn as Senior Vice President of Corporate Development.

Mr. Monahan joins Akorn from Walgreens Boots Alliance, Inc. (formerly Walgreen Co.), where he was a corporate development professional focused on Mergers & Acquisitions since 2009, most recently as Vice President of Mergers & Acquisitions.  At Walgreens, he was responsible for developing and executing merger and acquisitions, joint ventures and divestitures across the enterprise and was involved in more than 40 transactions totaling more than $50 billion during his seven year tenure.  Prior to Walgreens, Mr. Monahan was a key member of the M&A departments at other publicly traded companies including Option Care, Inc. and Omnicare, Inc.  Earlier in his career, Mr. Monahan held positions in healthcare financial advisory with increasing responsibilities at Deloitte and Lehman Brothers.  He holds an MBA and a BA from The University of Chicago.  Mr. Monahan holds a Chartered Financial Analyst® designation.

Raj Rai, Akorn’s Chief Executive Officer, remarked, “Rob has a proven track record in business development having spearheaded the acquisitions of multiple targets in the healthcare arena.  We are glad to have Rob on board as we continue to advance our strategy of expanding our capabilities in the areas of human generics in alternate dosage forms, animal health generics, over-the-counter brands, and branded ophthalmics.”

About Akorn:

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward looking statements", including statements regarding Akorn's goals and strategy. When used in this document, the words “continue,” “anticipate,” “plan,” “will,” “believe,” “estimate” and “expect” and similar expressions are generally intended to identify forward looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any; the impact of competitive products and pricing; the susceptibility of our generic and off patent pharmaceutical products to competition, substitution policies and reimbursement policies of the government; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations; the continuing consolidation of our customer base, which could adversely affect sales of our products; our dependence on a small number of distributors, the loss of any of which could have a material adverse effect; changes in the laws and regulations and such other risks and uncertainties outlined in Akorn's public filings with the SEC. Except as expressly required by law, Akorn disclaims any intent or obligation to update these forward looking statements.

Investors/Media:
Stephanie Carrington
ICR, Inc.
(646) 277-1282
Stephanie.carrington@icrinc.com